DATED February 25, 2013
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-173364
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, FLOATING RATE NOTES DUE 2016

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, Floating Rate Notes Due 2016
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date:	February 25, 2013
Settlement Date (Original Issue Date):	February 28, 2013
Maturity Date:	February 26, 2016
Principal Amount:	$300,000,000
Price to Public (Issue Price):	100%
Dealer’s Commission:	0.25% (25 basis points)
All-in-price:	99.75%
Net Proceeds to Issuer:	$299,250,000
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+24 basis points (0.24%)
Index Maturity:	Three Months
Interest Rate Calculation:	USD LIBOR determined on Interest Determination Date plus the Spread
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to the Original Issue Date plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 26th of February, May, August and November of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 26th of February, May, August and November of each year, commencing May 26, 2013 and ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Citigroup Global Markets Inc. (23.33%)
Goldman, Sachs & Co. (23.33%)
Merrill Lynch, Pierce, Fenner & Smith Incorporated (23.34%)
Co-Managers:	BNP Paribas Securities Corp. (3.00%)
BNY Mellon Capital Markets, LLC (3.00%)
Commerz Markets LLC (3.00%)
Deutsche Bank Securities Inc. (3.00%)
HSBC Securities (USA) Inc. (3.00%)
ING Financial Markets LLC (3.00%)
Lloyds Securities Inc. (3.00%)
Mitsubishi UFJ Securities (USA), Inc. (3.00%)
RBS Securities Inc. (3.00%)

SG Americas Securities, LLC (3.00%)
Billing and Delivery Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L5M9
Supplemental United States Federal Income Tax Considerations
Final regulations released by the U.S. Department of the Treasury state that Foreign Account Tax Compliance Act (FATCA) withholding (as described in “Certain United States Federal Income Tax Consequences—Non-United States Holders—Foreign Account Tax Compliance” in the prospectus supplement) will generally not apply to debt obligations that are issued prior to January 1, 2014; therefore, the Notes will not be subject to FATCA withholding.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at (800) 831-9146, Goldman, Sachs & Co. toll free at (866) 471-2526 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322.

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